Exhibit 99

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	NEWS RELEASE CONTACT: Investors: Heather Kos, 708-551-2592 Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG SECOND QUARTER 2017 RESULTS

•                  Second quarter 2017 reported and adjusted EPS were $1.78 and $1.89, respectively, up from second quarter 2016 reported and adjusted EPS of $1.58 and $1.73, respectively

•                  Year-to-date 2017 reported and adjusted EPS were $3.46 and $3.77, respectively, up from $3.36 of reported EPS and $3.51 adjusted EPS in the year-ago period

•                  Company reiterates 2017 expected adjusted EPS guidance range of $7.50-$7.80

WESTCHESTER, Ill., August 1, 2017 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2017. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2017 and 2016 include items which are excluded from the non-GAAP financial measures which we present*.

“We continue to deliver shareholder value with another strong quarter, including solid operating income and earnings per share growth. Good operating efficiency, the impact of acquisitions, and higher specialty volumes more than offset headwinds in South America,” said Ilene Gordon, chairman, president and chief executive officer. “Operating income in North America reached record levels, but was lower in South America due to macroeconomic headwinds and the temporary interruption of manufacturing activities in Argentina associated with the implementation of a new labor agreement.”

“As in the past, our growth strategy and continuous improvement programs drove margin expansion. The integrations of TIC Gums, Shandong Huanong Specialty Corn, and the Sun Flour Industry rice business are progressing as planned.  We have completed an important organizational restructuring of our Argentina business and we will continue our disciplined approach to cost management. As we continue to execute our strategy, we expect another strong year and reiterate our anticipated 2017 adjusted EPS guidance in the range of $7.50 to $7.80,” Gordon added.

*Adjusted Diluted Earnings Per Share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	2Q16	2Q17	YTD16	YTD17
Reported EPS	$1.58	$1.78	$3.36	$3.46
Acquisition/Integration Costs	—	$0.04	$0.01	$0.09
Impairment/Restructuring Costs	$0.14	$0.07	$0.14	$0.22
Adjusted EPS**	$1.73	$1.89	$3.51	$3.77

**Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

	2Q17	YTD17
Margin	(0.01)	(0.13)
Volume	0.08	0.26
Foreign exchange	0.01	0.04
Other income/(expense)	0.01	0.02
Total operating items	0.09	0.19

Financing costs	(0.01)	(0.07)
Shares outstanding	0.02	0.02
Tax rate	0.06	0.12
Non-controlling interest	—	—
Total non-operating items	0.07	0.07
Total items affecting adjusted EPS	0.16	0.26

Financial Highlights

•                  At June 30, 2017, total debt and cash and short-term investments were $1.95 billion and $454 million, respectively, versus $1.96 billion and $516 million, respectively, at December 31, 2016. Cash and short-term investments were lower primarily driven by stock repurchases.

•                  During the second quarter of 2017, net financing costs were $20 million, or $1 million higher than the year-ago period, due to modestly higher interest rates and gross debt compared to the same period in 2016.

•                  For the second quarter of 2017, reported and adjusted effective tax rates were 30.4 percent and 29.9 percent, respectively, compared to reported and adjusted effective tax rates of 32.8 percent and 32.0 percent, respectively, in the year-ago period. The lower rates were largely driven by appreciation of the Mexican peso during the quarter and resultant valuation of U.S. dollar-denominated balances in Mexico, partially offset by a valuation allowance on the net deferred tax assets of a foreign subsidiary.

•                  Capital expenditures were $144 million for the first half of 2017, up $19 million from the year-ago period.

Business Review

Total Ingredion

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Second quarter	1,455	2	18	-18	1,457	0%
Year-to-date	2,815	50	94	-49	2,910	3%

Net Sales

•                  Second quarter net sales were flat compared to the year-ago period. Acquisition and specialty volume growth were offset by less favorable price/mix due to the pass through of lower raw material cost.

•                  Year-to-date net sales were up as a result of acquisition-, specialty- and core-related volume growth and changes in foreign currency exchange rates. These factors were partially offset by less favorable price/mix due to the pass through of lower raw material cost.

Operating income

•                  Second quarter reported and adjusted operating income were $211 million and $221 million, respectively.  These were six percent and five percent increases, respectively, compared to $198 million of reported operating income and $211 million of adjusted operating income in the second quarter of 2016. The increases in reported and adjusted operating income were primarily due to margin expansion driven by operational efficiencies as well as acquisition- and organic specialty-related volume growth. These positives were partially offset by difficult macroeconomic conditions in South America, the interruption of manufacturing activities in Argentina and resulting temporary higher costs.

•                  Year-to-date 2017 reported and adjusted operating income were $406 million and $433 million, respectively. These were two percent and five percent increases, respectively, compared to $398 million of reported operating income and $412 million of adjusted operating income year-to-date 2016. The increases in reported and adjusted operating income were primarily due to acquisition-, specialty- and core-related volume growth.  These positives were partially offset by difficult macroeconomic conditions in South America, the interruption of manufacturing activities in Argentina and resulting temporary higher costs.

•                  Second quarter reported operating income was lower than adjusted operating income by $10 million.  Restructuring actions in Argentina were $6 million and acquisition and integration costs associated with TIC Gums were $4 million.

•                  Year-to-date 2017 reported operating income was lower than adjusted operating income by $27 million. Restructuring actions in Argentina were $17 million and acquisition and integration costs associated with TIC Gums were $9 million.

North America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Second quarter	895	-4	15	-1	905	1%
Year-to-date	1,735	—	62	-11	1,786	3%

Operating income

•                  Second quarter operating income increased from $160 million to $181 million while year-to-date operating income increased from $309 million to $341 million. In both periods, margin expansion driven by operational efficiencies and lapping plant maintenance from the prior year as well as volume growth from TIC Gums and specialty ingredients accounted for the increase.

South America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Second quarter	240	8	-11	-9	228	-5%
Year-to-date	455	54	-8	-18	483	6%

Operating income

•                  Operating income in the second quarter was $4 million, down $10 million from a year ago. Year-to-date operating income was $18 million, down $13 million from a year ago. In both periods, the decrease was largely a result of Argentina’s difficult macroeconomic conditions, the interruption of manufacturing activities in Argentina and resulting temporary higher costs.

Asia Pacific

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Second quarter	180	2	18	-13	187	4%
Year-to-date	349	5	37	-25	366	5%

Operating income

•                  Second quarter operating income was $29 million, down less than $1 million from a year ago. Less favorable price/mix due to core customer mix diversification, more than offset volume growth.

•                  Year-to-date operating income was $59 million, up $1 million from a year ago. The increase was largely due to volume growth partially offset by less favorable price/mix due to core customer mix diversification.

Europe, Middle East, Africa (EMEA)

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Second quarter	140	-3	-4	4	137	-2%
Year-to-date	276	-8	2	5	275	—

Operating income

•                  Second quarter operating income was $29 million, flat to a year ago. Margin expansion offset foreign exchange and volume impacts due to Ramadan timing.

•                  Year-to-date operating income was $57 million, up $2 million from a year ago. Volume growth more than offset foreign exchange impacts and higher input costs in Europe.

2017 Guidance

2017 adjusted EPS, excluding acquisition-related, integration, and restructuring costs, as well as any potential impairment costs, is expected to be in the range of $7.50 to $7.80 compared to adjusted EPS of $7.13 in 2016. The full-year guidance assumes, compared to last year: overall improvement in North America, Asia Pacific, and EMEA; South America flat to down; an adjusted effective tax rate of approximately 29 to 31 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2017, cash generated by operations is now expected to be in the range of $750 to $800 million, slightly lower than our previous estimate, due to the organizational restructuring actions in Argentina and the launch of a finance transformation project.  Capital expenditures are anticipated to be between $300 and $325 million.

Conference Call and Webcast

Ingredion will conduct a conference call today at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and James Gray, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time thereafter at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make crackers crunchy, yogurts creamy, candy sweet, paper stronger and add fiber to nutrition bars. Visit www.ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunity,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates; particularly United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which our products are based; our ability to develop new products and a services at a rate or of a quality sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of TIC Gums that could cause actual results and developments to differ from expectations include:  the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of TIC Gum’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions, except per share amounts)	2017	2016	%	2017	2016	%
Net sales before shipping and handling costs	$1,542	$1,533	1%	$3,079	$2,966	4%
Less: shipping and handling costs	85	78		169	151
Net sales	$1,457	$1,455	0%	$2,910	$2,815	3%
Cost of sales	1,084	1,100		2,185	2,121
Gross profit	$373	$355	5%	$725	$694	4%

Operating expenses	157	144	9%	306	282	9%
Other (income) expense, net	(1)	—		(3)	1
Restructuring charge	6	13		16	13
Operating income	$211	$198	7%	$406	$398	2%
Financing costs, net	20	19		41	33
Income before income taxes	$191	$179	7%	$365	$365	0%
Provision for income taxes	58	59		105	111
Net income	$133	$120	11%	$260	$254	2%
Less: Net income attributable to non-controlling interests	3	3		6	6
Net income attributable to Ingredion	$130	$117	11%	$254	$248	2%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	71.8	72.2		72.0	72.1
Diluted	73.2	74.0		73.4	73.8

Earnings per common share of Ingredion:
Basic	$1.81	$1.62	12%	$3.53	$3.44	3%
Diluted	$1.78	$1.58	13%	$3.46	$3.36	3%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$441	$512
Short-term investments	13	4
Accounts receivable — net	900	923
Inventories	822	789
Prepaid expenses	32	24
Total current assets	2,208	2,252

Property, plant and equipment — net	2,145	2,116
Goodwill	798	784
Other intangible assets — net	505	502
Deferred income tax assets	7	7
Other assets	126	121
Total assets	$5,789	$5,782

Liabilities and equity
Current liabilities
Short-term borrowings	$116	$106
Accounts payable and accrued liabilities	758	872
Total current liabilities	874	978

Non-current liabilities	172	158
Long-term debt	1,838	1,850
Deferred income tax liabilities	175	171
Share-based payments subject to redemption	27	30

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at June 30, 2017 and December 31, 2016	1	1
Additional paid-in capital	1,141	1,149
Less: Treasury stock (common stock; 6,125,618 and 5,396,526 shares at June 30, 2017 and December 31, 2016, respectively) at cost	(515)	(413)
Accumulated other comprehensive loss	(1,029)	(1,071)
Retained earnings	3,080	2,899
Total Ingredion stockholders’ equity	2,678	2,565
Non-controlling interests	25	30
Total equity	2,703	2,595

Total liabilities and equity	$5,789	$5,782

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(in millions)	2017	2016

Cash provided by operating activities
Net income	$260	$254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	96
Charge for fair value markup of acquired inventory	9	—
Decrease in margin accounts	13	13
Increase in other trade working capital	(121)	(156)
Other	38	59
Cash provided by operating activities	302	266

Cash used for investing activities
Capital expenditures, net of proceeds on disposals	(144)	(125)
Payment for acquisition	(13)	—
Short-term investments	(8)	(14)
Other	—	(1)
Cash used for investing activities	(165)	(140)

Cash used for financing activities
Proceeds from borrowings, net of payments	(7)	(23)
(Repurchase) issuance of common stock, net	(128)	8
Dividends paid (including to non-controlling interests)	(83)	(69)
Cash used for financing activities	(218)	(84)

Effect of foreign exchange rate changes on cash	10	11
(Decrease) Increase in cash and cash equivalents	(71)	53
Cash and cash equivalents, beginning of period	512	434
Cash and cash equivalents, end of period	$441	$487

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions)	2017	2016	%	2017	2016	%
Net Sales
North America	$905	$895	1%	$1,786	$1,735	3%
South America	228	240	(5)%	483	455	6%
Asia Pacific	187	180	4%	366	349	5%
EMEA	137	140	(2)%	275	276	0%
Total	$1,457	$1,455	0%	$2,910	$2,815	3%

Operating Income
North America	$181	$160	13%	$341	$309	10%
South America	4	14	(71)%	18	32	(44)%
Asia Pacific	29	30	(3)%	59	58	2%
EMEA	29	29	0%	57	55	4%
Corporate	(22)	(22)	0%	(42)	(42)	0%
Sub-total	221	211	5%	433	412	5%
Acquisition/integration costs	—	—		(2)	(1)
Restructuring charge	(6)	(13)		(16)	(13)
Charge for fair value mark-up of acquired inventory	(4)	—		(9)	—
Total	$211	$198	7%	$406	$398	2%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2017		June 30, 2016		June 30, 2017		June 30, 2016
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$130	$1.78	$117	$1.58	$254	$3.46	$248	$3.36

Add back:

Acquisition / integration costs, net of income tax benefit of $0 and $1 million for the three and six months ended June 30, 2017, respectively, and $0 million for the three and six months ended June 30, 2016, respectively (i)	—	—	—	—	1	0.01	1	0.01

Restructuring charge, net of income tax benefit of $1 million and $0 million for the three and six months ended June 30, 2017, respectively, and $3 million for the three and six months ended June 30, 2016 (ii)	5	0.07	10	0.14	16	0.22	10	0.14

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $1 million and $3 million for the three and six months ended June 30, 2017, respectively (iii)	3	0.04	—	—	6	0.08	—	—

Non-GAAP adjusted net income	$138	$1.89	$128	$1.73	$277	$3.77	$259	$3.51

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 and 2016 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr.  Additionally, the 2017 period includes costs related to the acquisitions of TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the three and six months ended June 30, 2017, the Company recorded a $6 million and $16 million pre-tax restructuring charge, respectively. During the second quarter, the Company recorded $6 million of employee-related severance and other costs associated with the restructuring in Argentina and $1 million in other restructuring costs related to the Finance Transformation initiative, offset by a $1 million reduction due to refinement of employee-related severance charges related to prior year restructuring activities.  During the six months ended June 30, 2017, the $16 million net restructuring charges consisted of $17 million of employee-related severance and other costs associated with the restructuring in Argentina and $1 million in other restructuring costs related to the Finance Transformation initiative, offset by a $2 million reduction in employee-related severance costs related to refinement of estimates for prior year restructuring activities.  During the three and six months ended June 30, 2016, the Company recorded a $13 million pre-tax restructuring charge consisting of $8 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts, $3 million of employee-related severance costs associated with the Company’s optimization initiative in South America and $2 million of costs attributable to the Port Colborne plant sale.

(iii) The 2017 period includes the flow-through of costs primarily associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2017	2016	2017	2016

Operating income	$211	$198	$406	$398

Add back:

Acquisition/integration costs (i)	—	—	2	1

Restructuring charge (ii)	6	13	16	13

Charge for fair value mark-up of acquired inventory (iii)	4	—	9	—

Non-GAAP adjusted operating income	$221	$211	$433	$412

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2017			Six Months Ended June 30, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$191	$58	30.4%	$365	$105	28.8%

Add back:

Acquisition/integration costs (i)	—	—		2	1

Restructuring charge (ii)	6	1		16	—

Charge for fair value mark-up of acquired inventory (iii)	4	1		9	3

Adjusted Non-GAAP	$201	$60	29.9%	$392	$109	27.8%

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$179	$59	32.8%	$365	$112	30.6%

Add back:

Acquisition/integration costs (i)	—	—		1	—

Restructuring charge (ii)	13	3		13	3

Adjusted Non-GAAP	$193	$62	32.0%	$379	$115	30.2%

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2017 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2017
	Low End	High End
GAAP EPS (a)	$7.30	$7.59

Add:

Charge for fair value markup of acquired inventory (b)	0.08	0.08

Acquisition/integration costs	0.01	0.01

Restructuring charges	0.29	0.31

Anticipated income tax settlement (c)	(0.18)	(0.19)

Expected Adjusted EPS	$7.50	$7.80

Above is a reconciliation of our expected full year 2017 diluted EPS to our expected full year 2017 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict EPS.  Therefore, we do not provide guidance concerning GAAP EPS.

(b) Includes the flow-through of costs associated with inventory that was adjusted to fair value at the acquisition date of our recent acquisitions in accordance with business combination accounting rules.

(c) We have been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2007-2013.  During the fourth quarter of 2016, a tentative settlement was reached between the U.S. and Canada and, consequently, we established a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  Recently, the two countries have provided us with additional details of their settlement, including details about a payment to be made from our Canadian affiliate.  As a result, we now believe that the settlement will create a tax-deductible, foreign exchange loss in the U.S.  Therefore, we anticipate a reduction of tax expense of $13-$14 million will be recorded in the third quarter of 2017.